Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 22, 2021, relating to the consolidated financial statements of Concierge Technologies, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

BPM LLP

San Francisco, California

December 7, 2021